Exhibit 5

The Royal Bank of Scotland Group plc
Gogarburn

PO Box 1000

Edinburgh EH12 1HQ

United Kingdom

July 20 2007

Dear Sirs

Offers for ABN AMRO Holding N.V. (“ABN AMRO”) and the proposed issue of new ordinary shares in the capital of The Royal Bank of Scotland Group plc

We have been asked as Scottish legal advisers to The Royal Bank of Scotland Group plc (the “Company”) to give the opinions in this letter in connection with the proposed issue by the Company of up to 556,143,700 new ordinary shares of 25 pence each in the share capital of the Company (the “New Shares”), in connection with an offer (the “Offer”) of 0.296 New Shares and €35.60 in cash in exchange for each ordinary share in the capital of ABN AMRO (“ABN AMRO Share”) and each American depositary share of ABN AMRO (“ABN AMRO ADS”). Application is intended to be made to the Financial Services Authority (the “FSA”) and to the London Stock Exchange plc (the “London Stock Exchange”) for the New Shares to be admitted to the Official List of the FSA and to trading on the London Stock Exchange’s main market for listed securities (“Admission”).

This letter and the opinions given in it are governed by and relate only to Scots law as applied by the courts of Scotland at the date of this letter. For the purpose of this letter, we have made no investigation of the laws of any jurisdiction other than Scotland and, accordingly, in this letter we express no opinion on the laws of any other jurisdiction.

For the purpose of issuing this letter we have reviewed only a copy of the Memorandum of Association and Articles of Association of the Company certified by an Assistant Secretary of the Company as a true and complete copy of the original document and we have assumed such documents are complete, accurate and conform to the originals which themselves are genuine. The opinions given in this letter are given on the basis of the assumptions (made without investigation), and are subject to the reservations, set out herein.

The opinions given in this letter are only given in connection with the preparation and filing of a registration statement on Form F-4 (the “Registration Statement”) under the United States Securities Act of 1933, as amended, (the “Securities Act”) and the Company’s Tender Offer Statement on Schedule TO under the United States Securities Exchange Act (“Exchange Act”) in connection with the Offer and filed with the United States Securities and Exchange Commission on 20 July 2007 and, more particularly, for the purpose of inclusion of this letter as an exhibit to the Registration Statement and to the Company’s Tender Offer Statement on Schedule TO, and are strictly limited to the matters stated in the following paragraph. We express no opinion as to any tax matter.

On the basis of the assumptions, and subject to the reservations set out herein, and to any matters not disclosed to us, and having regard to such considerations of Scots law in force as at the date of this letter (as we consider relevant), we are of the opinion that, subject to:

(1)           shareholder approval by the requisite majority at a duly convened and quorate extraordinary general meeting of the Company of the resolution set out in the circular to be sent to shareholders in the Company containing, amongst other things, a notice convening an extraordinary general meeting of the Company;

(2)           at Admission, such shareholder resolution being in full force and effect and not having been amended or revoked;

(3)           the directors of the Company acting in good faith and in the best interests of the Company;

(4)           the directors validly resolving to allot the New Shares at a duly convened and quorate meeting of the board of directors of the Company (or a duly authorised committee thereof);

(5)           at Admission, such board resolutions being in full force and effect and not having been rescinded or amended;

(6)           a valuation and report with respect to the value of the consideration for the allotment of the New Shares having been made, and copies of the report (the “valuation report”) having been sent to the proposed allottees, in accordance with sections 103 and 108 of the Companies Act 1985; and

(7)           the valuation report stating that the value of the consideration to be received for the New Shares in the Offer is not less than the total amount of the nominal value of the New Shares and any premium that is to be treated as paid up on the New Shares;

at Admission, all of the New Shares shall have been duly and validly authorised and issued, fully paid or credited as fully paid (subject to the transfer of valid consideration to the Company for the issue thereof in connection with the Offer) and no further amounts shall be payable to the Company in respect of the issue thereof.

This letter is addressed to you solely for your own benefit in relation to the Registration Statement and the Company’s Tender Offer Statement on Schedule TO and we hereby consent to the filing of this opinion as an exhibit thereto and to the use of our name under the heading “Service of Process and Enforceability of Civil Liabilities under U.S. Securities Laws” therein. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this opinion when filed as an exhibit thereto or with respect to the Company’s Tender Offer Statement on Schedule TO, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations thereunder.

This letter may not be relied upon by you for any other purpose, may not be read as extending by implication to any other matters and may not be relied upon by any other person without our prior written consent. Furthermore, this letter is given to you on the basis that any limitation on the liability of any of your other advisers, whether or not we are aware of that limitation, will not adversely affect our position in any circumstances.

Yours faithfully

/s/ Colin Lawrie

For and on behalf of Dundas & Wilson CS LLP